Exhibit 99.1

2941 Fairview Park Drive
Suite 100
Falls Church, VA 22042-4513
www.generaldynamics.com	News

November 18, 2013

Contact: Rob Doolittle

Tel: 703 876 3199

rdoolittle@generaldynamics.com

General Dynamics Board Elects Aiken to be Chief Financial Officer; Redd to Retire at Year-end

FALLS CHURCH, Va. – The board of directors of General Dynamics (NYSE: GD) has elected Jason W. Aiken to be senior vice president and chief financial officer of the corporation, effective Jan. 1, 2014, to succeed L. Hugh Redd II, who has informed the company of his intention to retire. Aiken is the senior vice president and chief financial officer of Gulfstream Aerospace Corp., a wholly owned subsidiary of General Dynamics.

In announcing the board’s action, Phebe N. Novakovic, chairman and chief executive officer, said, “Hugh Redd has had a distinguished career of service at General Dynamics, beginning as a financial analyst in 1986 and steadily rising through the financial-management organization before becoming CFO of the company in 2006. He is a leader in the industry and in the community. Hugh has been a valued and trusted advisor, and we wish him well in his retirement.

“Jason Aiken, who previously served as controller of General Dynamics, has played a pivotal role in directing the financial management of Gulfstream. He is attuned to the requirements of a fast-paced, global business operation, and we look forward to his continued contributions as part of the corporation’s senior management team,” Novakovic said.

Aiken, 41, has been senior vice president and CFO of Gulfstream since September 2011, responsible for providing financial services and support to all Gulfstream operations. Previously, as vice president and controller of General Dynamics, he was responsible for the company’s accounting, financial reporting, government finance and corporate financial systems. He also had been staff vice president of accounting, responsible for financial accounting and reporting functions. Aiken joined General Dynamics in June 2002 as director of consolidation accounting. Aiken is a certified public accountant and has a master’s of business administration from Northwestern University and a bachelor’s of science in business administration and accounting from Washington and Lee University.

General Dynamics, headquartered in Falls Church, Va., is a market leader in business aviation; land and expeditionary combat systems, armaments and munitions; shipbuilding and marine systems; and information systems and technologies. More information about General Dynamics is available online at www.generaldynamics.com.

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